Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GREAT DANE PARENT, LLC,

GREAT DANE MERGER SUB, INC.

and

COMMERCEHUB, INC.

Dated as of March 5, 2018

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 5, 2018 by and among Great Dane Parent, LLC, a Delaware limited liability company (“Parent”), Great Dane Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and CommerceHub, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption;

WHEREAS, (i) the Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub, respectively, and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Board of Directors of Merger Sub has (A) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (B) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company (i) (a) a limited guaranty (the “GTCR Guaranty”) from GTCR Fund XII/A LP, GTCR Fund XII/C LP and GTCR Co-Invest XII LP (collectively, the “GTCR Guarantors”) and (b) a limited guaranty (the “Sycamore Guaranty” and collectively with the GTCR Guaranty, the “Guaranty”) from Sycamore Partners II, L.P. (the “Sycamore Guarantor” and together with the GTCR Guarantors, the “Guarantors”), in each case, in favor of the Company and pursuant to which, subject to the terms and conditions set forth therein, the Guarantors guarantee certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) (a) a commitment letter (the “GTCR Equity Commitment Letter”) between Parent and the GTCR Guarantors and (b) a commitment letter (the “Sycamore Equity Commitment Letter” and collectively with the GTCR Equity Commitment Letter, as each may be amended or modified in compliance with this Agreement, the “Equity Commitment Letter”) between Parent and the Sycamore Guarantor, in each case, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amounts set forth therein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Significant Company Stockholder has entered into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), dated as of the date hereof, with Parent and, solely with respect to certain provisions thereof, the Company, pursuant to which, among other things, the Significant Company Stockholder has agreed to vote shares of Company Common Stock beneficially owned by the Significant Company Stockholder as specified therein in favor of the approval of this Agreement and against any Alternative Transaction Proposal.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(b)(i).

“Action” means any claim, action, suit, proceeding, arbitration, mediation, hearing, audit or investigation by or before any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, except as otherwise specified in this Agreement, none of the Specified Persons will be treated as an Affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.14(e).

“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer (including a self-tender) or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding equity securities of the Company or any of its Subsidiaries, (b) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to, or acquisition or purchase by, any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the revenue, net income or fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of voting securities constituting twenty percent (20%) or more of the aggregate voting power of the outstanding shares of capital stock of the Company, or (d) any other transaction or combination of related transactions having a similar effect to those described in any of clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by this Agreement; provided, however, that any sale, transfer or other disposition of Company Common Stock (other than pursuant to clause (a) above) solely by the Significant Company Stockholder shall not be deemed an Alternative Transaction for purposes of clause (C) of Section 7.3(a)(ii); provided, further, that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Alternative Transaction Proposal” means any offer, inquiry or proposal, written or oral (whether binding or non-binding and other than an offer, inquiry or proposal by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

“Book Entry Shares” means shares of Company Common Stock that are in non-certificated book-entry form.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

“Certificate” means a certificate that immediately prior to the Effective Time represented shares of Company Common Stock.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2(e).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Bylaws” means the Bylaws of the Company, in effect as of the date hereof.

“Company Charter” means the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 21, 2016.

“Company Common Stock” means the Series A Common Stock, the Series B Common Stock and the Series C Common Stock.

“Company Credit Agreement” means the Credit Agreement, dated as of June 28, 2016, by and among the Company (as successor in interest to Commerce Technologies, Inc.), Holdings party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, SunTrust Bank and KeyBank National Association, as Co-Syndication Agents.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 5.10(a).

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock, the Company RSUs and any other outstanding equity-based award (whether vested or unvested) denominated in shares of Company Common Stock.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Intellectual Property” has the meaning set forth in Section 3.20(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (A) the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that, solely with respect to the foregoing clause (A), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic or regulatory conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date hereof, (b) general political or geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, cyber-attacks, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) general changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law, or any authoritative interpretation thereof, after the date hereof, (f) (1) the execution of this Agreement, the identity of, or any facts or circumstances relating to the identity of, Parent, Merger Sub, the Guarantors or their respective Affiliates as the direct or indirect acquirers of the Company, or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (provided, that the exceptions in this clause (1) shall not apply to references to “Company Material Adverse Effect” as used in any representation or warranty or closing condition in this Agreement to the extent that such representation or warranty or closing condition, directly or indirectly, expressly addresses the consequences resulting from the identity of, or any facts or circumstances relating to the identity of, Parent, Merger Sub, the Guarantors or their respective Affiliates as the direct or indirect acquirers of the Company or the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated hereby, including the Merger), (2) any specific actions taken by the Company that are required or expressly contemplated by this Agreement to obtain any approvals, consents or authorizations under applicable Law, (3) any specific actions taken by the Company with the express prior written consent of Parent, or (4) any specific actions omitted to be taken by the Company that are expressly prohibited by Section 5.1(a)(vii), Section 5.1(a)(xi) or Section 5.1(a)(xvi) of this Agreement, if the Company has requested the consent of Parent to take such action and Parent unreasonably withholds its consent thereto, (g) any changes in the price or trading volume of the Company Common Stock, (h) any failure by the Company to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period (provided that the underlying causes of such changes in the preceding clause (g) or failures in this clause (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition), (i) the availability or cost of financing, whether debt, equity or otherwise, to Parent or Merger Sub or the Guarantors or (j) any changes or events arising out of or resulting from any Stockholder Litigation; provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect to the extent it disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from, and may be taken into account in, the determination of whether there has been a Company Material Adverse Effect, or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on or prior to the Outside Date.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Notice” has the meaning set forth in Section 5.2(e)(iv).

“Company Notice Period” has the meaning set forth in Section 5.2(e)(iv).

“Company Plans” has the meaning set forth in Section 3.13(a).

“Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Company Recommendation” has the meaning set forth in Section 5.2(d).

“Company Recourse Related Party” has the meaning set forth in Section 7.3(e).

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to the Incentive Plans.

“Company RSU” means restricted stock units issued pursuant to the Incentive Plans, including, for the avoidance of doubt, deferred stock units held by the Company’s nonemployee directors.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to the Incentive Plans.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stockholders” means the holders of shares of Company Common Stock, including Company Restricted Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a)(iv).

“Company Systems” means the computer systems, including software, hardware, servers, networks and interfaces, used by the Company and its Subsidiaries, both for internal purposes and for the Company’s and its Subsidiaries’ customers.

“Company Termination Fee” has the meaning set forth in Section 7.3(a)(i).

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s auditors have not withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that they intend to withdraw, amend or qualify any audit opinion with respect to any audited financial statements contained in the Required Financial Information, (b) none of the financial statements included in the Required Financial Information have been restated, amended or qualified, neither the Company nor its Affiliates has publicly announced any intention to, or determined it must, do so, and the Company, its Affiliates and their respective boards of directors (or equivalent body) have not determined that a restatement, amendment or qualification of any financial information included in the Required Financial Information is required or publicly announced that any such restatement, qualification or amendment is under consideration or is a possibility; provided that if any of the foregoing occurs, then such Required Financial Information shall be deemed not to be Compliant unless and until such restatement, amendment or qualification has been completed and the Required Financial Information has been amended to reflect such restatement, amendment or qualification (together with an unqualified audit opinion) or the Company has determined that no restatement shall be required and (c) all Required Financial Information does not contain an untrue statement of material fact or omit to state any material facts necessary to make such Required Financial Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of November 3, 2017, by and between the Company and GTCR LLC, as amended by that certain Letter Agreement, dated as of February 1, 2018, by and among the Company, GTCR LLC and Sycamore Partners Management, L.P.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Cutoff Date” has the meaning set forth in Section 7.3(b).

“D&O Insurance” has the meaning set forth in Section 5.7(b).

“Debt Financing” has the meaning set forth in Section 4.8(a).

“Delaware Courts” has the meaning set forth in Section 8.14.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

“Environmental Laws” means all Laws concerning public or worker health or safety, pollution or protection of the environment.

“Equity Award Merger Consideration” has the meaning set forth in Section 2.8(a)(iii).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 4.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” has the meaning set forth in Section 2.8(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Financing” has the meaning set forth in Section 4.8(a).

“Financing Assistance” means the following actions of the Company, its Subsidiaries and its Representatives:

(a)           directing the Company’s independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions and assisting in the preparation of any pro forma financial statements;

(b)           using its reasonable best efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of the Company and its Subsidiaries;

(c)           providing all documentation and other information about the Company and its Subsidiaries required to be delivered pursuant to and within the time periods as set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter with respect to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(d)           before distribution of any offering materials in connection with the Debt Financing identifying that portion of such materials that may be distributed to public side lenders; and

(e)           promptly after obtaining knowledge thereof, supplementing the written information provided pursuant to Section 5.15 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

“Financing Commitment Letters” has the meaning set forth in Section 4.8(a).

“Financing Sources” means the agents, arrangers, lenders and other financial institutions that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereunder, including the parties to the Debt Commitment Letter, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and respective successors and assigns of the foregoing Persons.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, quasi-governmental, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, registration, franchises or other authorization of or from a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“GTCR Equity Commitment Letter” has the meaning set forth in the Recitals.

“GTCR Guarantors” has the meaning set forth in the Recitals.

“GTCR Guaranty” has the meaning set forth in the Recitals.

“Guarantors” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.11(c).

“Incentive Plans” means the ESPP, the Company’s Second Amended and Restated 2016 Omnibus Incentive Plan, as amended and restated as of June 16, 2017, the Legacy Stock Appreciation Rights Plan, the Legacy Stock Option Plan, the Transitional Stock Adjustment Plan and any other equity-based compensation plan or arrangement, as amended, sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company for the benefit of Company Employees or pursuant to which the Company or any of its Subsidiaries has obligations.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication but including the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (iii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iv) leases to the extent required to be capitalized in accordance with GAAP, (v) all obligations of such Person under interest rate or currency swap, hedging, futures, forward contracts or other similar transactions or arrangements, (vi) obligations under conditional sale or other title retention agreements relating to property or assets purchased by such person, (vii) obligations for the deferred purchase price of property or services, contingent or otherwise (including “earn-outs”, post-closing true-ups and “seller notes” payable with respect to the acquisition of any business, assets or securities), (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Indemnified Person” has the meaning set forth in Section 5.7(a).

“Inquiry” has the meaning set forth in Section 5.2(c).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets; (v) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (vi) rights in software.

“Intervening Event” means any material fact, event, change, development or circumstance not known or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable) by the Board of Directors as of the date hereof, which material fact, event, change, development or circumstance (or material consequences of which) becomes known to the Board of Directors from and after the date hereof and prior to the Company Stockholder Approval and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that in no event shall the receipt, existence or terms of any Alternative Transaction Proposal or any Inquiry or the consequences thereof constitute an Intervening Event.

“IRS” means the Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, constitutions, treaties, conventions, codes, acts, measures and rules enacted, adopted, promulgated or applied by, or of, any Governmental Authority, and all Orders.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leased Real Property Subleases” has the meaning set forth in Section 3.11(b).

“Liabilities” means debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, or Order and those arising under any Contract.

“Liberty TSA” means that certain Tax Sharing Agreement dated July 22, 2016 between Liberty Interactive Corporation and CommerceHub, Inc.

“Losses” has the meaning set forth in Section 5.15.

“Mailing Acceleration Event” has the meaning set forth in Section 5.3(a)(i).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and beginning on the date (i) the Parent has received from the Company all of the Required Financial Information and throughout and at the end of which Parent shall have the Required Financial Information (for the avoidance of doubt, if at any time during such fifteen (15) consecutive Business Days, any additional information required by the Debt Commitment Letter becomes Required Financial Information, then the Marketing Period shall be deemed not to have commenced until such additional information is provided that constitutes the Required Financial Information), (ii) at all times the Required Financial Information shall be Compliant  and (iii) after which all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied, other than those conditions that by their nature can only be satisfied at Closing; provided, that (x) if such Marketing Period has not ended prior to August 17, 2018, such period shall not be deemed to have commenced until September 4, 2018 and (y) May 28, 2018, July 3, 2018, July 4, 2018 and July 5, 2018 shall not be counted towards the total number of days for purposes of the Marketing Period; provided further, that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Required Financial Information but prior to the completion of such fifteen (15) consecutive Business Day period, (x) any such Required Financial Information would not be Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until the Required Financial Information is provided and is Compliant throughout such fifteen (15) consecutive Business Day period) or (y) any of the conditions identified in clause (iii) above (other than those conditions that by their nature can only be satisfied at Closing) are not or cease to be satisfied; provided further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is otherwise funded to Parent; provided further however that if (x) on July 27, 2018, the Marketing Period has not commenced, (y) all of the conditions to starting the Marketing Period under clauses (i), (ii) and (iii) of this definition would be satisfied if the Closing were to occur on July 27, 2018 (including that the Buyer has received the Required Financial Information), other than the conditions set forth in Section 6.1(a) or Section 6.1(b), and (z) the Company has mailed out the definitive Proxy Statement to the Company Stockholders in accordance with Section 5.3 hereof, then the Marketing Period will commence on July 30, 2018 (the “Outside Date Trigger Event”) and, notwithstanding anything to the contrary contained herein, such Marketing Period shall not reset as a result of quarterly financial statements for the fiscal quarter ended June 30, 2018 being provided to Parent and made publicly available, but only in the event that the Marketing Period shall have commenced on July 30, 2018.  If (A) the Company in good faith reasonably believes that it has provided the

Required Financial Information, (B) that such Required Financial Information is Compliant, (C) the Company has mailed the definitive Proxy Statement to the Company Stockholders in accordance with Section 5.3 hereof and (iv) subject to the Outside Date Trigger Event, the conditions set forth in Section 6.1 and Section 6.3 are satisfied, other than those conditions that by their nature can only be satisfied at Closing, it may deliver to Parent a written notice to that effect stating it believes that the Marketing Period has commenced. The notice delivered by the Company shall be effective to start the Marketing Period as of the date specified in such notice or as otherwise specifically provided above (which date, if such notice is delivered on a Business Day on or prior to 12:00 p.m., New York City time, shall not be earlier than the date the notice is delivered and, if such if such notice is delivered after 12:00 p.m., New York City time, shall not be earlier than the next Business Day following the date the notice is delivered), unless: Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or that the definitive Proxy Statement has not been mailed to the Company Stockholders in accordance with the terms of Section 5.3 hereof (or that the other conditions to delivery of the Required Financial Information and effectiveness and commencement of the Marketing Period are not satisfied)  and, within three (3) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity the Required Financial Information that has not been delivered, or the condition that is not satisfied on such date in which case such Required Financial Information shall be not deemed to have been delivered and the Marketing Period shall not have commenced until such Required Financial Information has been delivered by the Company, the definitive Proxy Statement has been mailed to the Company Stockholders in accordance with the terms of Section 5.3 hereof and the other conditions to the commencement of the Marketing Period are otherwise satisfied. Notwithstanding anything to the contrary contained herein, to the extent that a Mailing Acceleration Event occurs, all references in this definition to fifteen (15) consecutive Business Days will be amended to reflect the Reduced Marketing Period, and such Reduced Marketing Period shall not reset as a result of quarterly financial statements for the fiscal quarter ended June 30, 2018 being provided to Parent and made publicly available. Notwithstanding anything to the contrary contained in this definition and only to the extent the Outside Date Extension period is then in effect, the Marketing Period shall commence within three (3) Business Days following the mailing of the Proxy Statement to the Company Stockholders if each of the following shall have occurred (1) as of such mailing date, each of the conditions to the commencement of the Marketing Period set forth herein are satisfied (other than (I) those conditions that by their nature can only be satisfied at Closing and (II) obtaining of the Stockholder Approval) and (2) such mailing date occurs no later than twenty-two (22) Business Days prior to the expiration of the Outside Date Extension Period, if then in effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(b)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Order” means any judgment, order, writ, award, determination, ruling, settlement, stipulation, preliminary or permanent injunction or decree enacted, adopted, promulgated or applied by any Governmental Authority.

“Other Interests” has the meaning set forth in Section 3.3(c).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Outside Date Extension Period” has the meaning set forth in Section 7.1(b)(i).

“Outside Date Trigger Event” has the meaning set forth in the definition of the term “Marketing Period”.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Expenses” has the meaning set forth in Section 7.3(c).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger, on or prior to the Outside Date.

“Parent Recourse Related Party” has the meaning set forth in Section 7.3(f).

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Payoff Indebtedness” means the Indebtedness set forth on Section 1.01(b) of the Company Disclosure Letter.

“Permitted Encumbrances” means: (a) statutory Encumbrances for Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) Encumbrances in favor of vendors, carriers, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice which are not yet due and payable, (e) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable Law or restrictions under the organizational documents of the issuer of such securities, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (g) liens securing Indebtedness of the Company and (h) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Prohibited Conditions” has the meaning set forth in Section 5.14(c).

“Proxy Statement” means the Company’s proxy statement to be filed with the SEC, including any amendment or supplement thereto.

“Real Property Leases” has the meaning set forth in Section 3.11(b).

“Reduced Marketing Period” has the meaning set forth in Section 5.3(a)(i).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, Financing Sources, accountants or other advisors, agents or representatives.

“Required Amount” has the meaning set forth in Section 4.8(d).

“Required Financial Information” has the meaning set forth Section 5.15(a)(iii).

“Restricted Stock Merger Consideration” has the meaning set forth in Section 2.8(a)(ii).

“RSU Merger Consideration” has the meaning set forth in Section 2.8(a)(iii).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.3(a)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Common Stock” means the Company’s Series A Common Stock, par value $0.01 per share.

“Series A Consideration” has the meaning set forth in Section 2.6(b)(i).

“Series A Restricted Stock” means shares of restricted Series A Common Stock issued pursuant to an Incentive Plan.

“Series B Common Stock” means the Company’s Series B Common Stock, par value $0.01 per share.

“Series B Consideration” has the meaning set forth in Section 2.6(b)(ii).

“Series C Common Stock” means the Company’s Series C Common Stock, par value $0.01 per share.

“Series C Consideration” has the meaning set forth in Section 2.6(b)(iii).

“Series C Restricted Stock” means shares of restricted Series C Common Stock issued pursuant to an Incentive Plan.

“Significant Company Stockholder” means the Person set forth on Section 1.1(b) of the Company Disclosure Letter.

“Solvent” means , with respect to any Person, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Customers” means the Persons set forth on Section 1.1(e) of the Company Disclosure Letter.

“Specified Persons” means the Persons set forth on Section 1.1(c) of the Company Disclosure Letter.

“Stock Option Merger Consideration” has the meaning set forth in Section 2.8(a)(i).

“Stockholder Litigation” has the meaning set forth in Section 5.12.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and financial advisor and taking into account all legal, financial, regulatory, timing, financing and other conditions and aspects of such Alternative Transaction Proposal (including any changes to the terms of this Agreement offered by Parent from and after the date hereof, including in response to such Alternative Transaction Proposal during any Company Notice Period in accordance with Section 5.2(e)) and the Person making such Alternative Transaction Proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained prior to the consummation of the transaction contemplated by such Superior Proposal, (c) if consummated, would result in a transaction which is more favorable from a financial point of view to the Company Stockholders than the terms of the Merger and the other transactions contemplated hereby and (d) is otherwise on terms that the Board of Directors of the Company has determined to be superior to the transaction contemplated hereby, including the Merger; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of “Alternative Transaction” when used in the definition of “Alternative Transaction Proposal” shall in each case be replaced with a reference to sixty-six and two-thirds percent (66 2/3%).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 2.6(c).

“Sycamore Equity Commitment Letter” has the meaning set forth in the Recitals.

“Sycamore Guarantor” has the meaning set forth in the Recitals.

“Sycamore Guaranty” has the meaning set forth in the Recitals.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever and (b) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Trade Control Laws” means U.S. export and re-export control Laws, import Laws, trade and economic sanctions Laws, and all other applicable export control Laws, import Laws, and trade and economic sanctions Laws.

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Company Debt” has the meaning set forth in Section 3.2(c).

“WARN Act” has the meaning set forth in Section 3.14(c).

Section 1.2            Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           references to any agreement, instrument statute, rule or regulation are to the agreement instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)           references to a Person are also to its successors and permitted assigns;

(i)            references to monetary amounts are to the lawful currency of the United States;

(j)            references to documents or information being “made available”, “provided” or “delivered” shall include any and all documents and information that was posted and made accessible to Parent or any of its Representatives at least twenty-four (24) hours prior to the date hereof in the online data room maintained by the Company and its financial advisor in connection with the transactions contemplated hereby and which remains available until the Closing (it being understood that any limited periods of inaccessibility or unavailability will not cause documents or information to be deemed to have not been “made available”, “provided” or “delivered”);

(k)           words importing the singular include the plural and vice versa and words importing gender include all genders;

(l)            whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Merger Sub to take such action;

(m)          except for the time periods set forth in Section 5.2 and Section 5.3 (for which the time periods and deadlines therein shall be interpreted to mean the time periods and deadlines as set forth therein), time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(n)           the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises with respect hereto, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE MERGER

Section 2.1            Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2            Charter and Bylaws.

(a)           At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL.

(b)           At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation, and the DGCL.

Section 2.3            Effective Time of the Merger.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.4            Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur no later than the second (2nd) Business Day after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”); provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, Parent and Merger Sub shall not be obligated to effect the Closing prior to the earlier of (i) the third (3rd) Business Day following the final day of the Marketing Period and (ii) any Business Day before the commencement of the Marketing Period or during the Marketing Period, as specified by Parent, on no fewer than three (3) Business Days’ prior written notice to the Company (but subject in such case to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)). The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.

Section 2.5            Directors and Officers of the Surviving Corporation.

(a)           Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent (x) the resignation of each member of the Board of Directors of the Company and (y) in the case of the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the resignation of each such officer.  Each resignation deliverable pursuant to this Section 2.5(a) shall be effective as of, and contingent upon the occurrence of, the Effective Time.

(b)           The parties shall take all requisite action to cause the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(c)           Other than the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 2.6            Effect on Common Stock.

(a)           Cancellation of Treasury Stock and Parent-Owned Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Company Common Stock (i) owned by the Company or any of its Subsidiaries (or held in the Company’s treasury) immediately prior to the Effective Time, or (ii) owned by Parent or any of its Subsidiaries (including Merger Sub) immediately prior to the Effective Time, in each case, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Effect on Company Common Stock.  Except as otherwise provided in Section 2.6(a) and Section 2.6(e), and subject to Section 2.6(d), and except as otherwise agreed to by Parent with any individual Company Stockholder who is an officer or employee of the Company or its Subsidiaries, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person:

(i)            Each share of Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the “Series A Consideration”);

(ii)           Each share of Series B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the “Series B Consideration”); and

(iii)          Each share of Series C Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the “Series C Consideration”, and together with the Series A Consideration and the Series B Consideration, the “Merger Consideration”).

(c)           Effect on Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Merger Sub Common Stock held by Parent immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share (the “Surviving Corporation Common Stock”). Such shares of Surviving Corporation Common Stock shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(d)           Changes to Stock.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6(d) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(e)           Dissenting Shares; Appraisal Rights.  Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6(b), but shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL. If any Dissenting Shares shall lose their status as such (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder’s appraisal rights under the DGCL with respect to such shares), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(b), without interest, and shall not thereafter be deemed to be Dissenting Shares.  The Company shall give Parent prompt (and in any event within two (2) Business Days) written notice of any demand or threatened demand for appraisal of shares of Company Common Stock received by the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 2.7            Exchange of Certificates and Book Entry Shares.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration.  Parent will make available to the Exchange Agent, at or prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(b), which shall not include, for the avoidance of doubt, any Merger Consideration in respect of any Dissenting Shares or, for the avoidance of doubt, the Stock Option Merger Consideration, the Restricted Stock Merger Consideration or the RSU Merger Consideration (such amount, the “Exchange Fund”). Promptly after the Effective Time, Parent will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (other than Certificates representing Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof.

(b)           Exchange Procedure.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in Section 2.6(b), upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) with respect to the exchange of Book Entry Shares, will be entitled to receive an amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and Article II.  No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or Book Entry Shares.  Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration in accordance with Section 2.6(b).

(c)           Certificate Holder.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           No Further Ownership Rights.  The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock (other than Dissenting Shares), subject, however, to the Surviving Corporation’s obligation to pay dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the Company Stockholders for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(h)           Withholding Rights.  Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including the Stock Option Merger Consideration, the Restricted Stock Merger Consideration and the RSU Merger Consideration) such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i)            No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificates or Book Entry Shares.

Section 2.8            Company Equity Awards.

(a)           Equity Award Merger Consideration. Except as provided on Section 2.8(a) of the Company Disclosure Letter, neither the Surviving Corporation nor Parent shall assume, substitute for or otherwise make arrangements to replace or exchange any Company Equity Award in connection with the Merger or any of the transactions contemplated herein.  As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Company Equity Award shall be cancelled and treated in the following manner:

(i)            Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable and automatically without any further action required of the holder of any such Company Stock Option) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the result of (A) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable to the Company Common Stock underlying such Company Stock Option, minus (B) the aggregate exercise price of such Company Stock Option (the “Stock Option Merger Consideration”); provided, however, that if the per share exercise price of any such Company Stock Option is equal to or greater than the applicable Series A Consideration, Series B Consideration or Series C Consideration, such Company Stock Option shall be cancelled and terminated without any cash payment being made in respect thereof.  Parent shall cause the Surviving Corporation to pay the Stock Option Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).

(ii)           Company Restricted Stock. As of the Effective Time, each then outstanding share of Company Restricted Stock (whether or not vested and automatically without any further action required of the holder of any such Company Restricted Stock) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying such Company Restricted Stock immediately prior to the Effective Time, multiplied by (B) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable to the Company Common Stock underlying the Company Restricted Stock (the “Restricted Stock Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Restricted Stock Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).

(iii)          Company RSUs. Except as provided on Section 2.8(a) of the Company Disclosure Letter, as of the Effective Time, each then outstanding Company RSU (whether or not vested and automatically without any further action required of the holder of any such Company RSU) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying all Company RSUs held by such holder immediately prior to the Effective Time, multiplied by (B) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable to the Company Common Stock underlying the Company RSU (the “RSU Merger Consideration”, and together with the Stock Option Merger Consideration and the Restricted Stock Merger Consideration, the “Equity Award Merger Consideration”). Parent shall cause the Surviving Corporation to pay the RSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).

(b)           Termination of Incentive Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Incentive Plans and/or Company Equity Awards) shall take all actions necessary to approve and effectuate the foregoing provisions of this Section 2.8 and the other provisions of this Agreement applicable to the Company Equity Awards under any Incentive Plan and any agreements issued under any Incentive Plan, including (i) making any determinations and/or resolutions of the Board of

Directors of the Company or a committee thereof or any administrator of an Incentive Plan as may be necessary and (ii) providing all Company Equity Award holders with any advance notice required under any Incentive Plan and terminating the Incentive Plans effective as of the Effective Time, so that, following the Effective Time, there shall be no outstanding Incentive Plans, Company Equity Awards (vested or unvested) or obligations or Liabilities to holders of Company Equity Awards, other than (x) payment of the Equity Award Merger Consideration as set forth in this Section 2.8 and (y) those Company RSUs that remain outstanding following the Effective Time as described on Section 2.8(a) of the Company Disclosure Letter.  The Company (including the Board of Directors of the Company and each relevant committee thereof) will take all actions necessary to ensure that, following the Effective Time, no participant in any Incentive Plan or other similar incentive equity or stock plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(c)           ESPP. Within fifteen (15) Business Days following the date hereof (the “Offering Period End Date”), the Company shall take all actions with respect to the Company’s Amended and Restated 2016 Employee Stock Purchase Plan (as amended and restated as of February 8, 2018, the “ESPP”) that are necessary to provide that,  with respect to the offering period in effect under the ESPP that is scheduled to end after the Effective Time (the “Final Offering Period”), the Offering Period End Date shall constitute the last day of the Final Offering Period for purposes of determining the purchase price pursuant to the ESPP. The Company shall cause the amount contributed to each participant’s account under the ESPP as of the Offering Period End Date to be applied to purchase the number of shares of Company Common Stock that could be purchased with such amount on such date pursuant to the ESPP. As of the Offering Period End Date, the Board shall take all such actions as are required to provide that, with respect to the ESPP: (i) no individuals will be permitted to enroll in the ESPP following the date thereof, and (ii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date thereof. The Company shall terminate the ESPP in its entirety effective as of the Offering Period End Date.

Section 2.9            Further Assurances.  If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall use their respective reasonable best efforts to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company SEC Documents filed prior to the date hereof (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” sections or other forward-looking statements set forth therein; it being understood that any factual information contained in such sections shall not be excluded) or (ii) in the corresponding section of the Company Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face; provided, that in no event will any Company SEC Documents qualify or limit the representations and warranties in Section 3.2 (Capitalization of the Company), Section 3.4 (Authorization) of this Agreement or Section 3.8(a) (Absence of Certain Changes)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement.

Section 3.2            Capitalization of the Company.

(a)           The authorized capital stock of the Company consists of (i) One Hundred Twenty Four Million Five Hundred Thousand (124,500,000) shares of common stock, divided into series as follows: Forty Million (40,000,000) shares of Series A Common Stock, One Million Five Hundred Thousand (1,500,000) shares of Series B Common Stock and Eighty Three Million (83,000,000) shares of Series C Common Stock and (ii) Fifty Million (50,000,000) shares of Company Preferred Stock.

(b)           As of the close of business on March 2, 2018, (i) 13,599,511 shares of Series A Common Stock (including 4,151 shares of Series A Restricted Stock) were issued and outstanding, (ii) 707,567 shares of Series B Common Stock were issued and outstanding, (iii) 29,199,493 shares of Series C Common Stock were issued and outstanding (including 8,334 shares of Series C Restricted Stock which, for the avoidance of doubt, are unvested as of the date hereof), (iv) no shares of Series A Common Stock were held in treasury by the Company and its Subsidiaries, (v) no shares of Series B Common Stock were held in treasury by the Company and its Subsidiaries, (vi) no shares of Series C Common Stock were held in treasury by the Company and its Subsidiaries, (vii) no shares of Company Preferred Stock were issued or outstanding, (viii) 266,272 shares of Series A Common Stock, 172,882 shares of Series B Common Stock and 6,651,720 shares of Series C Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options and unvested Company RSUs and (ix) 1,699,934 shares of Series A Common Stock, Series B Common Stock and Series C Common Stock, in the aggregate, were reserved for issuance pursuant to the ESPP. Except as set forth in this Section 3.2, and for shares of Company Common Stock reserved for issuance under Incentive Plans, as of the close of business on March 2, 2018, no other securities of the Company are issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with applicable securities Laws.  No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(c)           There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”).  Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company.  There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(d)           Section 3.2(d) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on March 2, 2018, with respect to each outstanding Company Stock Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule.  Each Company Stock Option was granted in accordance with the terms of the Incentive Plan applicable thereto.

(e)           The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

Section 3.3            Subsidiaries.

(a)           Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.

(b)           All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and, for each Subsidiary that is a corporation, are fully paid and nonassessable and, in each case, were issued in compliance with applicable securities Laws.  All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)           Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held by the Company and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the “Other Interests”). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

Section 3.4            Authorization.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)           The Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption.

(c)           The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Merger, under the applicable Laws of the State of Delaware, including the DGCL, and the Company Charter and Company Bylaws.

Section 3.5            Consents and Approvals; No Violations.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ and (iv) the filing of the Certificate of Merger or other documents as required by the DGCL.

(b)           The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties made in Section 3.5(a) for purposes of clauses (ii), (iii) and (iv) below, the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) conflict with or violate, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6                                    SEC Reports and Financial Statements.

(a)                                 The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since July 21, 2016 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)                                  The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)                                 Except as set forth on Section 3.6(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries. There has been no occurrence of any fraud, whether or not material, that involves the Company’s management or, to the Knowledge of the Company, other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e)                                  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)                                   None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(g)                                  The Company is in compliance in all respects with the applicable listing and corporate governance rules and regulations of NASDAQ except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is, and each of its officers are, and since July 21, 2016 have been, in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 3.7                                    No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2017 included in the Form 10-K filed by the Company with the SEC on March 1, 2018 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except (a) Liabilities incurred since January 1, 2018, in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (c) Liabilities that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8                                    Absence of Certain Changes.  Since January 1, 2017, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice and (c) the Company has not taken any action that would be prohibited under clauses (i), (iii), (iv), (v), (vi), (ix), (x), (xii), (xv) or (xvi)  of Section 5.1(a) if taken or proposed to be taken after the date of this Agreement.

Section 3.9                                    Litigation.  There is no Action pending or, to the Knowledge of the Company, threatened, and, since January 1, 2015, there has been no Action pending, against the Company or any of its Subsidiaries or any of its or their respective properties or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order, and the Company and its Subsidiaries, as applicable, have complied with, and are in compliance with, all such Orders, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10                             Compliance with Applicable Laws.

(a)                                 Since January 1, 2015, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws (including all Trade Control Laws), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b)                                 The Company and its Subsidiaries (i) hold, to the Knowledge of the Company, all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, since July 21, 2016, neither the Company nor any of its directors, officers or Subsidiaries nor, to the Knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority; and

(d)                                 The Company is not an “investment company” under the Investment Company Act of 1940.

Section 3.11                             Properties.

(a)                                 Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 3.11(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true, correct and complete list of (i) all real property leases, subleases, licenses, concessions and other occupancy arrangements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder (the “Real Property Leases”), and (ii) all subleases, licenses or other agreements pursuant to which the Company or any Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder (the “Leased Real

Property Subleases”), together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto.  The Company has made available to Parent a true, correct and complete copy of each Real Property Lease and each Leased Real Property Sublease.  Except as set forth on Section 3.11(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease or Leased Real Property Sublease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person, (ii) each Real Property Lease and Leased Real Property Sublease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, any other parties thereto, and neither the Company nor, to the Knowledge of the Company, any other party to any such Real Property Lease or Leased Real Property Sublease, is in material breach or default under any such Real Property Lease or Leased Real Property Sublease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease or Leased Real Property Sublease, (iii) no ownership or leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has been leased, subleased, transferred or assigned, in whole or in part, by the Company or any of its Subsidiaries to another Person, and (iv) to the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has materialized entitling such party to terminate such leasehold interest prior to such leasehold interest’s expiration.  The Leased Real Property identified on Section 3.11(b) of the Company Disclosure Letter comprises all of the real property used by the Company or its Subsidiaries in the business of the Company and its Subsidiaries.

(c)                                  To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in reasonably good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

Section 3.12                             Tax.  Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.12 of the Company Disclosure Letter:

(a)                                 (i)  all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party) have been timely paid, or withheld and remitted to the appropriate Tax Authority; except, in each case of clauses (i) through (iii), for Taxes or Tax matters contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Company SEC Documents filed prior to the date hereof;

(b)                                 since January 1, 2014, no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

(c)                                  there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d)                                 (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

(e)                                  neither the Company nor any of its Subsidiaries (i) has been, since January 1, 2014, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than a group of which the Company, Liberty Interactive Corporation or any of their respective Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);

(f)                                   no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;

(g)                                  neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations;

(h)                                 neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years (other than the 2016 distribution of the Company stock by Liberty Interactive Corporation) or otherwise as part of a plan that includes the Merger;

(i)                                     neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, (C) installment sale, intercompany transaction or open transaction disposition made prior to the Closing, (D)

prepaid amount received prior to the Closing or (E) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law); and

(j)                                    the Company is not in breach of its obligations under the Liberty TSA and, to the Knowledge of the Company, no facts or circumstances exist that would cause the Company to be in breach of its obligations under the Liberty TSA as a result of the consummation of the Merger.

Section 3.13                             Employee Benefits.

(a)                                 Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) welfare, employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (iii) other benefit or compensation plan, program, agreement or arrangement, in each case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with which the Company or any of its Subsidiaries has any actual or contingent liabilities relating thereto, or under or with respect to which the Company, or any of its Subsidiaries have any Liability.  To the extent applicable, with respect to each Company Plan, the Company has made available to Parent true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent IRS Form 5500 annual report (with applicable attachments) as filed, and all related trust agreements, insurance Contracts, and other funding arrangements.

(b)                                 Except as would not result in a Company Material Adverse Effect, each Company Plan (i) has been established, operated, funded and administered in accordance with its terms and applicable Law; (ii) all required contributions, distributions, reimbursements and premium payments with respect to any Company Plan that are due have been made, and all such contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; (iii) there has not been any prohibited transaction (within the meaning of ERISA §406 or Code §4975) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan; and (iv) other than routine claims for benefits, there is no Action or audit pending or, to the Knowledge of the Company, threatened against or arising out of or relating to any Company Plan, and, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to give rise to any such Action. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust and to the Knowledge of the Company nothing has occurred that would reasonably be expected to cause the loss of such qualification or Tax-exempt status.  No Company Plan is, and neither the Company nor any of its Subsidiaries has any Liability with respect to (i) any defined benefit plan or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan”

as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)                                  Neither the Company nor any of its Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries (or their respective beneficiaries), other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(d)                                 Except as set forth on Section 3.13(d) of the Company Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) (i) cause or result in the accelerated vesting, funding, payment, or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, individual service provider or director of the Company or any of its Subsidiaries, (ii) trigger any payment for funding (through a grantor trust or otherwise) of compensation or benefits under, or (iii) increase the amount payable or trigger any other obligation pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)                                  Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(f)                                   Each arrangement subject to Section 409A of the Code (if any), since January 1, 2005, has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409(A) of the Code, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

Section 3.14                             Labor.

(a)                                 Except as set forth on Section 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries. To the Knowledge of the Company, in the past three (3) years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.

(b)                                 Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending or threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strikes, lock outs, material grievances, material arbitrations, labor disputes, slowdowns or stoppages against or affecting the Company or its Subsidiaries, and no labor dispute is, to the Knowledge of the Company, threatened.

(c)                                  Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all Laws respecting (i) labor, employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local Law) (the “WARN Act”), and (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

Section 3.15                             Material Contracts.

(a)                                 Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each of the following as well as each Contract set forth in Section 3.15(a) of the Company Disclosure Letter, a “Company Material Contract”):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  any Contract relating to Indebtedness for money borrowed or a financial guaranty thereof (other than between or among the Company and its Subsidiaries) in excess of $250,000;

(iii)                               any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area, or (B) contains a “most favored nation” or “exclusivity” provision, which, in the case of either clause (A) or (B), is material to the Company and its Subsidiaries taken as a whole;

(iv)                              any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, in each case that are material to the Company and its Subsidiaries taken as a whole, and other than any such agreements or arrangements solely between or among the Company and/or its wholly owned Subsidiaries;

(v)                                 any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(vi)                              any Contract between the Company and any of its Affiliates or any of the Specified Persons, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(vii)                           any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

(viii)                        any Contract for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors, at an annual base salary in excess of $250,000;

(ix)                              any Contract: (A) whereby the Company or any of its Subsidiaries is granted a material right or license with respect to any Intellectual Property of any other Person, but excluding (x) “off the shelf” or “shrink-wrap” licenses for commercially available software and (y) Contracts that do not create payment obligations of the Company or any of its Subsidiaries in excess of $250,000 on an annual basis; (B) whereby the Company or any of its Subsidiaries grants to any other Person any right or license with respect to any Intellectual Property, but excluding contracts entered into by the Company or its applicable Subsidiary in the ordinary course of business pursuant to which the Company or its applicable Subsidiary grants to a customer a non-exclusive, object-code-only license solely to use software and other technology owned or licensed by the Company or its applicable Subsidiary for such customer’s (or such customer’s Affiliates’) business purposes; (C) settling or resulting from any dispute with regard to Intellectual Property, including covenants not to sue and settlement, consent, concurrent use, and co-existence agreements, other than settlements that do not include restrictive covenants or other obligations of the Company or any of its Subsidiaries in excess of $250,000; and (D) under which any Person (other than an employee or contractor under customary “work-for-hire” arrangements in the ordinary course of business) develops or developed any material Intellectual Property for the Company or its Subsidiaries, other than in the ordinary course of business or Contracts which do not create payment obligations of the Company or any of its Subsidiaries in an excess of $250,000;

(x)                                 any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority, other than agreements with respect to the settlement of tax liabilities that are not in the aggregate material;

(xi)                              any Contract relating to the disposition or acquisition by the Company or its Subsidiaries of any material business or any material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) other than the non-exclusive licensing of Company Intellectual Property to customers in the ordinary course of business, (A) with material obligations remaining to be performed other than customary indemnification obligations with respect to the directors, officers and other representatives of a selling party, (B) with material liabilities continuing after the date of this Agreement or (C) involving amounts in excess of $1,000,000;

(xii)                           any material Contract with (A) any of the fifteen (15) largest customers of the Company and its Subsidiaries (determined on the basis of revenues of the Company and its Subsidiaries as of the fiscal year ended December 31, 2017) and (B) the Specified Customers;

(xiii)                        any Real Property Lease; or

(xiv)                       any Contract with a Governmental Authority.

(b)                                 The Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

(c)                                  Except as set forth or described on Section 3.15(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract and (ii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the material detriment of the Company or its Subsidiaries, any Company Material Contract.

Section 3.16                             Insurance.  The Company has made available to Parent true, complete and correct copies or summaries of all material insurance policies which are maintained by the Company or its Subsidiaries. The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in similar geographic regions and in similar lines of business in which the Company and its Subsidiaries operate.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date hereof have been paid.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.17                             Anti-takeover Statutes.  Assuming the accuracy of the representations set forth in Section 4.6, the Company has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to this Agreement, the Merger and the other transactions contemplated hereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 3.18                             Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the Company Stockholders (other than the Significant Company Stockholder and its Affiliates (including any Specified Persons or their Affiliates) and the chief executive officer of the Company) pursuant to this Agreement is fair, from a financial point of view, to the Company Stockholders entitled to receive the Merger Consideration.  A copy of such opinion has been made available to Parent.

Section 3.19                             Brokers.  Except for fees payable to Evercore Group L.L.C. pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  Prior to the date hereof, the Company has provided to Parent in writing its good faith estimate of the fees payable, or which will be payable upon consummation of the Merger and the other transactions contemplated herein, to any financial advisor, investment banker or broker.

Section 3.20                             Intellectual Property.

(a)                                 Section 3.20(a) of the Company Disclosure Letter contains a complete and accurate list of all Intellectual Property that is registered, patented, or applied-for by or on behalf of the Company or any of its Subsidiaries with any Governmental Authority and all Internet domain names registered by or for the Company or any of its Subsidiaries. The Company and its Subsidiaries own all right, title, and interest in and to, or have sufficient rights to use, all Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Intellectual Property”), free and clear of all Encumbrances, other than those Encumbrances arising under licenses granted to the Company or its Subsidiaries to use the Intellectual Property of a third party.

(b)                                 To the Knowledge of the Company, no Person is misappropriating, violating or infringing any material Company Intellectual Property owned by the Company or any of its Subsidiaries. The operation of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe, and since January 1, 2015 has not violated, misappropriated, or infringed, in any material respect, the Intellectual Property of any other Person that is material to the business of the Company and its Subsidiaries.

(c)                                  The Company and its Subsidiaries have taken steps reasonable under the circumstances to protect their trade secrets and other material confidential information and to secure and maintain ownership of Intellectual Property developed by or on behalf of the Company or any of its Subsidiaries (including Intellectual Property developed by employees and independent contractors developed in the scope of their employment or engagement by the Company or any of its Subsidiaries).

(d)                                 To the Knowledge of the Company, none of the material software owned by the Company or any of its Subsidiaries that is used in connection with its or their business as operated as of the date hereof is subject to any “open source,” “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner or relation which has or would require any public distribution of any such software (including in source code form), create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), or impose any economic limitations on the Company’s or its Subsidiaries’ commercial exploitation thereof.

(e)                                  The Company and its Subsidiaries have not been subject to any Action by any Governmental Authority or any Person regarding any offense or alleged offense under applicable Laws relating to data collection, use, privacy, protection, and security, and, to the Company’s Knowledge, there are none threatened.  Since January 1, 2015, neither the Company nor its Subsidiaries have experienced any security breach, theft, or unauthorized disclosure in which confidential or protected information, such as payment card data, personally identifiable information or other legally protected information relating to individuals, in each case that is processed or stored by or on behalf of the Company or any of its Subsidiaries, was or may have been improperly accessed by an unauthorized outside Person or improperly disclosed and such access or disclosure would be reasonably likely to result in material liability to the Company, and neither the Company nor any of its Subsidiaries has received any written notices from any Person with respect thereto.

(f)                                   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there have not been any data breaches with respect to, unauthorized intrusions on, access to, or use of any of the Company Systems or the Company’s products that have resulted or could reasonably be expected to result in the destruction, damage, loss, corruption, alteration or misuse of such Company Systems or products.

Section 3.21                             Environmental Matters.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for the Company or any of its Subsidiaries) has treated, stored, disposed or arranged for disposal of, transported, handled, released, or exposed any Person to, any hazardous substance, material or waste, or owned or operated any property or facility contaminated by any hazardous substance, material or waste, in each case so as to give rise to any Liability pursuant to Environmental Laws.

Section 3.22                             Related Party Transactions.  Since July 21, 2016, except as otherwise set forth on Section 3.22 of the Company Disclosure Letter, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23                             Indebtedness. Section 3.23 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness (including, with respect to leases, dollar amounts with respect to each component thereof as of the end of the most recently completed month prior to the date hereof) of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected on the face of the Company SEC Reports.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB

Except as set forth in the corresponding section of the Parent Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section of the Parent Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face and without independent inquiry), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1                                    Organization; Standing and Power.  Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of Parent and Merger Sub.

Section 4.2                                    Capitalization.

(a)                                 The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock.  As of the date of this Agreement, there are 1,000 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent, free and clear of all Encumbrances.  All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  Merger Sub has no outstanding options, warrants, rights or any other agreement or arrangement pursuant to which any Person other than Parent may acquire any capital stock of, or other equity interest in, Merger Sub.

(b)                                 Neither Parent nor Merger Sub owns, or since July 21, 2016 has owned, directly or indirectly, (i) any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or (ii) any securities that are convertible, exchangeable or exercisable into shares of Company Common Stock.

Section 4.3                                    Authorization.

(a)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of Merger Sub and with respect to the Merger, the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)                                 (i) The Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub has prior to the date hereof (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Board of Directors of Merger Sub has (A) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (B) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

Section 4.4                                    Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iv) the filing of the Certificate of Merger or other documents as required by the DGCL.

(b)                                 The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound.

(c)                                  No vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) of Parent is necessary to adopt this Agreement and to consummate the transactions contemplated by this Agreement.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement, which consent shall be given immediately following the execution hereof.

Section 4.5                                    Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing (if any), the Guaranty and the transactions contemplated by this Agreement.

Section 4.6                                    Anti-takeover Statutes.  Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.7                                    Guaranty.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).  No event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranty.

Section 4.8                                    Financing.

(a)                                 Parent has delivered to the Company as of the date hereof (i) a true and complete fully executed copy of the Equity Commitment Letter, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing”) and (ii) a true and complete fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and (subject to redactions of fee amounts, “market flex”, pricing caps and other economic terms) fee letter from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth in the Debt Commitment Letter (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”), in each case for the purpose of satisfying the obligations of Parent and/or Merger Sub  in this Agreement and the Financing Commitment Letters (including payment of the aggregate Merger Consideration, any payment of any other fees and expenses and obligations required to be paid or satisfied by Parent, Merger Sub or the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Financing (the “Required Amount”).  The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof and Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the proper exercise of such third party beneficiary rights.

(b)                                 None of the Financing Commitment Letters have been amended, restated or otherwise modified (except for amendments, restatements and modifications that are not prohibited by Section 5.14) or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, in each case, as of the date of this Agreement (except for amendments, restatements and modifications that are not prohibited by Section 5.14 and except as described in the Fee Letter (including any “market flex”) and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof) and no such amendment, restatement, modification or waiver thereto is contemplated. As of the date of this Agreement, no Guarantor has notified Parent or Merger Sub of its intention to terminate the Equity Commitment Letter or not to provide the Equity Financing.  The funding of the Financing on the terms set forth in the Financing Commitment Letters is not subject to any conditions precedent or other similar contingencies other than as expressly set forth in the Financing Commitment Letters. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub and (to the Knowledge of Parent) each other party thereto, enforceable against each party thereto in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).

(c)                                  There are no side letters or other written or oral agreements, Contracts, arrangements, conditions precedent, contingencies or other provisions relating to the funding or investing, as applicable, of the full amount of the Financing needed on the Closing Date to pay the Required Amount.

(d)                                 Assuming (i) the Financing is funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, as applicable, and (ii) completion of the Marketing Period and that the conditions set forth in Section 6.1 and Section 6.3 will be satisfied on the Closing Date, the net proceeds contemplated by the Equity Commitment Letter and the Debt Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) will in the aggregate be sufficient for Parent and Merger Sub and the Surviving Corporation to pay the Required Amount.

(e)                                  (i) As of the date hereof, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of Parent or Merger Sub or (to the Knowledge of Parent) any other party, under any Financing Commitment Letter, and (ii) assuming the completion of the Marketing Period and the accuracy in all material respects of the Company’s representations and warranties contained in Article III hereof, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing, whether or not such term or condition is contained in the Financing Commitment Letters, will not be satisfied or that the full amount of the Financing needed to pay the Required Amount will not be available to Parent or Merger Sub on or prior to the Closing Date for purposes of paying the Required Amount.  As of the date hereof, the Parent has fully paid any and all commitment and other fees, costs and expenses that are required to be paid on or prior to the date of this Agreement pursuant to the Financing Commitment Letters or otherwise in connection with the Financing.

Section 4.9                                    Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, (c) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Closing and (d) all material cost estimates, financial or other projections of the Company provided to Parent by the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, at and as of the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in, or as a result of, the Merger, and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent.

Section 4.10                             Litigation.  As of the date of this Agreement, there is no Action pending against Parent or any of its Affiliates or any of its or their respective properties or assets that would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11                             Competitors.  Except as set forth on Section 4.11 of the Parent Disclosure Letter, none of Parent, Merger Sub or the Guarantors owns a five percent (5%) or greater equity interest, nor do any of their respective Affiliates such that such interest would be attributed to Parent, Merger Sub or the Guarantors for purposes of the HSR Act, in any Person that would reasonably be deemed to be competitive with the business and operations of the Company and its Subsidiaries.

Section 4.12                             No Other Arrangements. As of the date of this Agreement, except for the Voting Agreement, neither Parent, Merger Sub, the Guarantors nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, agreements or understandings (binding or non-binding) with any Company Stockholder, or any director, officer, employee or Affiliate of the Company (including, for purposes of this Section 4.12, the Specified Persons) or any of its Subsidiaries (a) relating to (i) this Agreement or the transactions contemplated by this Agreement or (ii) the Surviving Corporation or any of its Subsidiaries or its or their respective businesses or operations from and after the Effective Time (including with respect to any employment matters), or (b) pursuant to which (i) any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration payable pursuant to this Agreement in respect of such Company Stockholders’ shares of Company Common Stock, (ii) any Company Stockholder has agreed to approve this Agreement or to vote against any Superior Proposal, or (iii) any Company Stockholder, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, any equity investment to Parent or Merger Sub to finance any portion of the transactions contemplated by this Agreement.

Section 4.13                             Brokers.  No Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries for which the Company or its Subsidiaries or their respective officers or directors would have any liability.

Section 4.14                             Investigation by Parent; Limitation on Warranties. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Parent agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V
COVENANTS

Section 5.1                                    Operating Covenants of the Company and Certain Covenants of Parent and Merger Sub.

(a)                                 Conduct of Business of the Company.  From the date hereof until the Effective Time, except (x) as expressly required or expressly contemplated by this Agreement or (y) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will use its reasonable best efforts to, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and operate its business in accordance with applicable Law. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or expressly contemplated by this Agreement, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to clauses (ii), (iii), (iv), (vi), (viii), (ix) and (xi)) or (3) as set forth in Section 5.1(a) of the Company Disclosure Letter:

(i)                                     Governing Documents.  The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

(ii)                                  Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, (A) pledge, subject to any Encumbrance, dispose of, authorize for issuance, issue, deliver, sell or transfer or agree or commit to pledge, subject to any Encumbrance, dispose of, issue, deliver, sell or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than to direct or indirect wholly owned Subsidiaries of the Company or the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans pursuant to Company Equity Awards that have been granted as of or prior to the date hereof and (x) outstanding as of the date of this Agreement or (y) granted following the date of this Agreement as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, (B) amend or modify any term or provision of any outstanding equity securities or (C) accelerate the vesting of any Company Equity Awards or options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur pursuant to the terms applicable to such Company Equity Awards or options, warrants or other rights as of the date of this Agreement (other than any acceleration in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries, to the extent such acceleration is required by the underlying Company Equity Award);

(iii)                               No Dispositions.  Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or Encumbrance of, any property or assets of the Company or any of its Subsidiaries, in either case which is material to the Company and its Subsidiaries taken as a whole, except (A) in the ordinary course of business consistent with past practice, (B) on arms-length terms in an amount not to exceed $2,000,000 or (C) to the Company or a wholly owned Subsidiary of the Company;

(iv)                              No Acquisitions.  Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (A) acquire or agree to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets constituting a business or outside the ordinary course of business with a fair market value in excess of $2,000,000 or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except, in the case of clause (B), that a Subsidiary of the Company may merge with the Company or another Subsidiary of the Company;

(v)                                 Dividends; Changes in Stock.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) establish a record date for, declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company), (B) reclassify, combine, split or subdivide the Company Common Stock or any other capital stock or equity securities of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock (including the Company Common Stock), or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards as permitted hereunder);

(vi)                              Investments; Indebtedness.  Except as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter and except with respect to any refinancing on commercially reasonable terms of any Company Indebtedness outstanding on the date hereof (which refinancing does not increase the aggregate amount of such Company Indebtedness (except for de minimis increases) or impose any additional prepayment penalties, breakage fees or similar costs), the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than  loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (B) incur, assume or modify any Indebtedness for borrowed money, except (x) to the extent the taking of any actions prohibited by this Section

5.1(a)(vi)(B) does not create new outstanding obligations (including contingent or future payments or commitments) in excess of $2,500,000 in the aggregate or (y) Indebtedness incurred under the Company Credit Agreement not to exceed $2,500,000 in the aggregate (which additional Indebtedness does not impose any additional prepayment penalties, breakage fees or similar costs), or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the Indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries);

(vii)                           Material Contracts.  Except as otherwise set forth in this Agreement, in Section 5.1(a)(vii) of the Company Disclosure Letter or renewals, terminations or non-renewals in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, (A) materially amend, cancel, terminate or extend in a manner materially inconsistent with past practice (with respect to similar types of the Company’s Contracts generally) any Company Material Contract, (B) waive, release or assign, in any respect, any material rights under any Company Material Contract or (C) enter into any Contract which, if entered into prior to the date hereof, would constitute a Company Material Contract and which contains terms that are materially inconsistent with the Company’s past practices with respect to similar Company Material Contracts;

(viii)                        Benefits Changes.  Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as required by applicable Law, as required by the terms of any Incentive Plan in effect as of the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (A) materially increase the compensation or benefits of, or make any loans to, any current or former director, officer, employee, consultant or other service provider, (B) grant, provide, or increase any bonus, severance, change of control, transaction bonus, or retention payments or benefits to any director, officer, employee, consultant or other service provider, or grant, issue, or modify any equity or equity-based awards to any current or former director, officer, employee, consultant or other service provider that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (C) modify, extend, establish, adopt or enter into any new collective bargaining, labor, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, transaction bonus, retention, welfare or other benefit or compensation agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider or their respective beneficiaries, (D) terminate or materially amend any existing Company Plan, except as may be required to comply with applicable Laws, (E) accelerate the payment of compensation or benefits to any current or former director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans, and except for any acceleration in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries, to the extent that such acceleration is not inconsistent with past practice), (F) hire or terminate (other than for cause) any employee with annual base compensation in excess of $250,000 or (G) implement any employee layoffs requiring notice under the WARN Act;

(ix)                              Accounting Matters.  The Company shall not materially change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;

(x)                                 Tax Matters.  Except as set forth on Section 5.1(a)(x) of the Company Disclosure Letter, as required by applicable Law or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, settle or compromise any material Tax Liability with any Tax Authority, enter into any closing agreement with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes or other offset or reduction in liability of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, change an annual Tax accounting period or change any material method of Tax accounting, enter into any agreement creating an obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code;

(xi)                              Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property (including for the purchase thereof) other than (A) the capital expenditures set forth in Section 5.1(a)(xi) of the Company Disclosure Letter and (B) any capital expenditure not set forth in Section 5.1(a)(xi) of the Company Disclosure Letter that is made in the ordinary course of business consistent with past practice and which does not exceed $250,000 individually or $750,000 in the aggregate;

(xii)                           Lines of Business.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement (for the avoidance of doubt, the Company’s current lines of business include providing cloud-based ecommerce fulfillment and marketing solutions for various retailers, marketplaces, consumer brands and their respective suppliers);

(xiii)                        Intellectual Property.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any material Company Intellectual Property, except (A) pursuant to Contracts or commitments existing as of the date hereof, including any such Contracts or commitments granting the Company and its Subsidiaries the right to use Intellectual Property of a third party, (B) non-exclusive licenses of Company Intellectual Property to customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries in the ordinary course of business and materially consistent with past practice, or (C) Permitted Encumbrances;

(xiv)                       Business Restrictions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to any exclusivity or non-competition provision in favor of a third party or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(xv)                          Trade Unions.  The Company shall not, and shall not permit any of its Subsidiaries to, except as required by applicable Law, recognize any trade union, works council,

or other labor organization as the bargaining representative of employees of the Company or any Subsidiary of the Company or enter into, modify, or terminate any agreement with any trade union, works council, or other labor organization;

(xvi)                       Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise, or propose to settle or compromise, any Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises of such Actions (other than Stockholder Litigation, which shall be governed by Section 5.12) involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $1,500,000 individually or $2,500,000 in the aggregate; or

(xvii)                    General.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b)                                 Conduct of Business of Parent. From the date hereof until the Effective Time, Parent shall not, without the prior written consent of the Company, enter into any definitive agreements to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any business properties or assets of any Person, if the entering into of such definitive agreement or the consummation of the transaction contemplated by such definitive agreement would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the consent of any regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including the expiration or termination under any applicable waiting periods under the HSR Act, (ii) increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or imposing conditions on any such authorization, consent, Order or approval of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or (iii) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.2                                    No Solicitation.

(a)                                 Cessation of Discussions Regarding Alternative Transactions.  The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its Affiliates and the Representatives of the Company to, immediately cease and cause to be terminated, any and all existing activities, discussions, information sharing, solicitations, encouragement or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal or Inquiry and promptly (but in any event within forty-eight (48) hours after the execution of this Agreement) shall request that all non-public information previously provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives to any such Person be returned or destroyed in accordance with any applicable confidentiality agreement between the Company and such Person.  The Company shall not, and shall direct and cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, and shall not authorize or permit any of the foregoing to, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, (ii) enter into, engage, continue or otherwise participate in any discussions or negotiations regarding, or grant access to or furnish to any Person any non-public information or data with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal, (iii) approve, endorse, recommend, execute or enter into any agreement, arrangement, understanding, Contract, commitment or agreement in principle, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, with respect to an Alternative Transaction Proposal or enter into any agreement, Contract or commitment that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) resolve, propose or agree to do any of the foregoing.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company may communicate with any Person that makes an Alternative Transaction Proposal solely and exclusively to direct such Person to the restrictions imposed by this Section 5.2 provided that the Company shall simultaneously provide Parent with a copy of any such communications.

(b)                                 Unsolicited Alternative Transaction Proposals.  Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, an unsolicited bona fide written Alternative Transaction Proposal (which Alternative Transaction Proposal did not, directly or indirectly, result from or arise out of a material breach of this Section 5.2) that (x) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisor) to be, or to be reasonably likely to lead to, a Superior Proposal, and (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company and its Representatives may then take the following actions:

(i)                                     furnish any nonpublic information with respect to the Company and its Subsidiaries to, the Person or group (and their respective Representatives) making such Alternative Transaction Proposal and afford access to the business, properties, assets, books and records of the Company or any of its Subsidiaries; provided, that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive and at least as favorable to the Company as the terms contained in the Confidentiality Agreement (other than de minimis differences) and which shall not prohibit or conflict with any obligation herein (an “Acceptable Confidentiality Agreement”); provided further, that the Company (A) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any nonpublic information to any Person or group who has made, or which would reasonably be expected to make, an Alternative Transaction Proposal or Inquiry except pursuant to an Acceptable Confidentiality Agreement; and (B) the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives to not, provide any commercially sensitive nonpublic information to any competitor in connection with the actions permitted by this Section 5.2(b), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Alternative Transaction Proposals prior to the date of this Agreement (which information shall simultaneously be provided to Parent and its Representatives to the extent such information has not previously been made available to Parent or its Representatives); and

(ii)                                  engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

(c)                                  Notification.  In addition to the obligations of the Company set forth in Section 5.2(a), Section 5.2(b), Section 5.2(d) and Section 5.2(e) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) following receipt of any Alternative Transaction Proposal or any proposal, offer or credible inquiry with respect to, or which could reasonably likely lead to, any Alternative Transaction Proposal or any requests for nonpublic information from, or any discussions or negotiations being sought to be initiated or continued with, the Company, any of its Subsidiaries, Affiliates or any of their respective directors, officers, employees or Representatives (any of the foregoing, an “Inquiry”), the Company shall provide Parent with written notice of such Alternative Transaction Proposal or Inquiry, which notice shall include a written summary of the material terms and conditions thereof and copies of any proposed material written agreements or material correspondence exchanged between the Person (or its Representatives) making an Alternative Transaction Proposal or Inquiry and the Company (or its Representatives).  In addition, the Company shall provide Parent as promptly as practicable (and in any event within twenty-four (24) hours) with (A) all information, material developments, discussions or negotiations, in each case, as reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of, and any material developments regarding, any such Alternative Transaction Proposal or Inquiry and (B) all material nonpublic information concerning the Company or its Subsidiaries provided to the Person making such Alternative Transaction Proposal or Inquiry which was not previously provided to Parent or its Representatives.

(d)                                 Changes of Recommendation.  Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw or qualify (or amend or modify in any manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement (the “Company Recommendation”), (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Transaction Proposal, (C) following a publicly announced tender or exchange offer for any Company Common Stock, fail to recommend against acceptance of any tender offer or exchange offer for the shares of the Company Common Stock within ten (10) Business Days after commencement of such offer or, if earlier, within five (5) Business Days prior to the Company Stockholders’ Meeting (which reaffirmation is not subsequently withdrawn or modified), (D) fail to include the Company Recommendation in the Proxy Statement, (E) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after receipt of a written request by Parent to provide such affirmation if an Alternative Transaction Proposal or Inquiry (or any modification thereto) shall have become publicly known or upon any one other request by Parent, or (F) resolve or publicly propose to take any action described in the foregoing clauses (A) through (E) (any action described in the foregoing clauses (A) through (F) being referred to as a “Company Adverse Recommendation Change”); or (ii) except as provided herein, approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (x) constituting, or providing for, any Alternative Transaction Proposal or (y) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)                                  Superior Proposals; Intervening Events; Termination.  Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, (A) solely in response to either (x) an Intervening Event or (y) a Superior Proposal received after the date hereof, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Law, and (B) solely in the case of a Superior Proposal, the Board of Directors of the Company may terminate this Agreement pursuant to Section 7.1(c)(i) and substantially concurrently enter into a definitive agreement with respect to such Superior Proposal (a “Company Acquisition Agreement”), if, in the case of either clause (A) or (B):

(i)                                     in the case of a Superior Proposal, such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal, and such Superior Proposal did not, directly or indirectly, result from or arise out of a breach of this Section 5.2);

(ii)                                  the Company Stockholder Approval has not been obtained;

(iii)                               the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event or Superior Proposal, as applicable, the failure to make a Company Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal, would reasonably be likely to violate its fiduciary duties under applicable Law;

(iv)                              the Company shall have (1) provided Parent four (4) Business Days’ prior written notice (such period of time, the “Company Notice Period”), which notice shall state (x) that the Company has received a Superior Proposal or there has been an Intervening Event, (y) (I) in the case of a Superior Proposal, the material terms of such Superior Proposal (including the identity of the party making such Superior Proposal), and which notice shall include a copy of all relevant transaction documents with respect thereto (including an acquisition agreement with respect to such Superior Proposal) or (II) in the case of an Intervening Event, the facts underlying the determination by the Company Board that an Intervening Event has occurred, in reasonable detail, and (z) that in response to such Superior Proposal or Intervening Event the Company intends to make a Company Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal, and, in either case, specifying, in reasonable detail, the reasons therefor (a “Company Notice”), (2) to the extent requested by Parent, engaged in good faith negotiations with Parent during the Company Notice Period to amend this Agreement and the other transaction documents contemplated herein as would enable the Board of Directors to maintain the Company Recommendation and not make a Company Adverse Recommendation Change or terminate this Agreement, (3) considered in good faith any bona fide offer made by Parent to the Company during the Company Notice Period, and (4) following the expiration of the Company Notice Period and any negotiations with, or consideration of any bona fide offers (including any amendments, modifications or changes to this Agreement and the other transaction documents contemplated herein) made by, Parent during the Company Notice Period, the Board of Directors of the Company again makes the determination set forth in Section 5.2(e)(iii), it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal, or any material changes in or developments regarding the facts and circumstances relating to the Intervening Event, shall require the Company to deliver a new Company Notice and again comply with the requirements set forth in this Section 5.2(e) (except that any subsequent Company Notice Period shall be two (2) Business Days); and

(v)                                 none of the Company, the Board of Directors or any committee thereof shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(f)                                   Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) with respect to an Alternative Transaction Proposal or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided however, that, for the avoidance of doubt, the Company and its Board of Directors may not effect a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(e).

(g)                                  Standstill Agreements. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, standstill or similar agreement (or any standstill or confidentiality provision of any other Contract or agreement) to which any of the Company or any Subsidiary of the Company is a party or any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other antitakeover applicable Law, and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by applicable Law each such agreement.

Section 5.3                                    SEC Documents; Stockholders’ Meeting.

(a)                                 Proxy Statement.

(i)                                     As promptly as practicable following the date hereof, and in any event within twenty (20) Business Days following the date of this Agreement, the Company shall prepare, and the Company shall file with the SEC, a preliminary form of the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub or any of their respective Affiliates as may be reasonably necessary in connection with the preparation and filing of the Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated hereby. Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. The Company shall promptly resolve and respond to any comments in respect thereof received by the SEC, and Parent shall cooperate with the Company to the extent necessary to respond to and resolve such comments.  The Company will cause the Proxy Statement to be mailed to Company Stockholders as soon as practicable (but in any event within fifteen (15) Business Days) following (i) the completion of any review or clearance (including deemed clearance) by the SEC or (ii) the expiration of the ten (10) day period after the filing of the preliminary Proxy Statement in the event the SEC does not affirmatively notify the Company during such period that it will or will not be reviewing the Proxy Statement (the first to occur, the “SEC Clearance Date” as the same may be amended in the event that any additional review or clearance by the SEC is required following the occurrence of an SEC Clearance Date).  Notwithstanding the foregoing, in the event (1) the Company has not mailed, and was not reasonably able to mail, the Proxy Statement by July 27, 2018 and (2) the Marketing Period has not commenced by July 30, 2018, the Company will not be required to mail the Proxy Statement sooner than August 29, 2018 unless, on or after July 30, 2018 and prior to August 29, 2018, Parent provides notice to the Company that it has determined in its sole discretion to eliminate in its entirety, to terminate early or  to reduce the total number of consecutive Business Days required for the completion of the Marketing Period such that the Marketing Period could be completed no less than three (3) Business Days prior to the date the Company Stockholders’ Meeting will be held if the Proxy Statement is mailed within ten (10) business days thereafter (the Marketing Period, modified for such reduced number of Business Days, the “Reduced Marketing Period”) (such condition, a “Mailing Acceleration Event”).  Upon the occurrence of a Mailing Acceleration Event, the Company will cause the Proxy Statement to be mailed to the Company Stockholders as soon as practicable, but in any event no later than the later of ten (10) Business Days following (x) the Mailing Acceleration Event or (y) the SEC Clearance Date.

(ii)                                  All filings by the Company with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and reasonable comment by Parent (which comments shall be considered by the Company in good faith) and the Company shall provide Parent with a reasonable opportunity and time period to review and comment on all such filings.

(iii)                               The Company shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments or requests from the SEC, its staff or any other government officials and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or any filings by the Company with the SEC in connection with the transactions contemplated hereby and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or any filings by the Company with the SEC in connection with the transactions contemplated hereby or for additional information with respect thereto and (B) supply Parent with copies of all correspondence and communications between it or any of its Representatives, on the one hand, and the SEC, its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Merger.

(iv)                              The Company shall ensure that (i) none of the information supplied, included or incorporated by reference in the Proxy Statement (other than information supplied by or on behalf of Parent) will, at the time the Proxy Statement is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading and (ii) the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Parent shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(v)                                 If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(b)                                 Company Stockholders’ Meeting.

(i)                                     The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting (with the record date and meeting date set in reasonable consultation with Parent) as promptly as practicable following the mailing of the Proxy Statement (but in any event within thirty (30) days after the mailing of the Proxy Statement) to the Company Stockholders for the purpose of seeking the Company Stockholder Approval (or following the adjournment of the Company Stockholders’ Meeting under certain circumstances) and, unless the Board of Directors has enacted a Company Adverse Recommendation Change in response to an Intervening Event or Superior Proposal in accordance with (and after satisfying all requirements and obligations set forth in) Section 5.2(e), shall (A) recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may only adjourn or postpone the Company Stockholders’ Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement (y), if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) as otherwise necessary to comply with applicable Law; provided, that in the case of any of clause (x), (y), or (z), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting in accordance with this Section 5.3(b)).  For the avoidance of doubt, unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Board of Directors at any time subsequent to the date hereof shall have effected a Company Adverse Recommendation Change. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the transactions contemplated hereby (including the Merger) shall be the only matter (other than adjournment and similar procedural matters) which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Charter and the Company Bylaws.  Beginning on the day that is ten (10) Business Days prior to the date of the Company Stockholders’ Meeting and until the Company Stockholders’ Meeting is held, the Company shall, upon the reasonable request of Parent, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and the votes to be made thereunder.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.3(b)(i) (which, for the avoidance of doubt, are subject to Section 5.2(e)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.1(c)(i).

(ii)                                  Except to the extent expressly permitted by Section 5.2(e), (A) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting and (B) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting.

Section 5.4                                    Access to Information; Confidentiality.

(a)                                 Access to Information.  Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of the Company and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law.  Notwithstanding the foregoing, the Company shall not be obligated to disclose any information that, in its good faith determination, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection; provided that, the Company shall provide Parent with a reasonable description of such information and shall use its reasonable best efforts to disclose such information, or a portion thereof, without contravening such applicable Law or Order or losing or waiving any attorney-client privilege or trade secret protection.  The Company shall be entitled to have Representatives present at all times during any such inspection, and all inspections granted pursuant to this Section 5.4 shall be subject to the Company’s reasonable security measures and insurance requirements.  No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b)                                 Limitations. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 or Section 5.5 as “outside counsel only”.  Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.

(c)                                  Conduct of Business.  Nothing contained in this Section 5.4 or elsewhere in this Agreement shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ business or operations prior to the Effective Time.  Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, maintain and exercise complete control and supervision over the operations of the Company and its Subsidiaries.

(d)                                 Confidentiality.  All information and materials provided by the Company to Parent pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

Section 5.5                                    Reasonable Best Efforts.

(a)                                 Governmental and Third Party Approvals.  Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) subject to Section 5.12, the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all legal, regulatory, or similar governmental filings made by such party with any third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b)                                 Notification.  Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby.  In furtherance thereof, each party shall use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

(c)                                  Certain Actions. In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or Competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable.

Section 5.6                                    State Takeover Statutes.  In connection with and without limiting the foregoing, the Company and Parent shall (a) take all action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this

Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.7                                    Indemnification and Insurance.

(a)                                 For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter and Company Bylaws, each as in effect on the date hereof.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any present and former directors and officers of the Company and its Subsidiaries (each, an “Indemnified Person”) in effect as of the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of any Indemnified Person thereunder.

(b)                                 Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)                                  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.  The obligations of Parent, the Surviving Corporation or any successors or assigns under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time (or if later the expiration of all statutes of limitations applicable to any such claim); provided, that if any claim (whether arising before, at or after the Effective Time) is brought against an Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect solely with respect to such Indemnified Person until the full and final resolution of such claim.

Section 5.8                                    Public Announcements.  The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine (x) is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement and (y) that making further attempts for consultation would reasonably be likely to result in a violation of such Law, court process or obligation; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2.  In addition, except (i) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.3, (ii) to the extent necessary to comply with the Company’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.8 or (iv) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.8 have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other party had been consulted.

Section 5.9                                    Certain Tax Matters.  Prior to the Effective Time, the Company shall (i) deliver to Parent and Merger Sub a certificate, in form and substance reasonably satisfactory to Parent and Merger Sub and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in the Company are not United States real property interests and (ii) provide a corresponding notice to the IRS, in form and substance reasonably satisfactory to Parent and Merger Sub and that complies with the requirements set forth in Treasury Regulations Section 1.897-2(h)(2), to the effect that interests in the Company are not United States real property interests, with a copy of such executed and filed notice provided to Parent and Merger Sub.

Section 5.10                             Employee Benefits.

(a)                                 For a period of one (1) year following the Closing Date (or, if shorter, the period of employment of the relevant Company Employee), the employees of the Company and its Subsidiaries as of immediately prior to the Closing who remain employed by the Surviving Corporation or any of its Subsidiaries immediately following the Closing (the “Company Employees”) shall receive (i) annual base salary or wages (which, for the avoidance of doubt, excludes incentive compensation whether payable in cash or equity), as applicable, that are substantially similar in the aggregate to the annual base salary or wages in effect for each such employee immediately prior to the Closing Date, and (ii) employee benefits and other cash compensation (other than any equity or equity-based, defined benefit pension, and nonqualified deferred compensation benefits) that, in the aggregate, are substantially similar to the employee benefits and other cash compensation (other than any equity or equity-based, defined benefit pension, and nonqualified deferred compensation benefits) provided by or on behalf of the Company to the Company Employees immediately prior to the Closing Date; provided, that, except as provided in Section 5.10(c), nothing contained in this Section 5.10 shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to continue or adopt any specific plans or to continue the employment of any specific Person.

(b)                                 Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is substantially similar in the aggregate to the severance pay practice in effect and applicable to such Company Employee immediately prior to the Closing Date.

(c)                                  With respect to any annual incentive bonuses that may be payable to Company Employees under the Company’s annual bonus plan in respect of the year in which the Closing Date occurs, Parent or one of its Affiliates shall adopt and maintain such bonus plan and pay such bonuses in the ordinary course, subject to the performance and service requirements and other terms and conditions of the annual incentive plan as established by the Company prior to the Closing.

(d)                                 Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its Affiliates in connection with any employee benefit plans, programs, Contracts and arrangements (including 401(k) plans, vacation, sick leave and holiday policies) maintained by Parent and its Affiliates which is made available following the Closing Date by Parent and its Affiliates for purposes of any waiting period, vesting and eligibility (but, for the avoidance of doubt, excluding benefit accruals under any defined benefit plan) to the extent such service was credited for the same purpose under the corresponding Company Plan prior to Closing; provided, however, that no such service shall be credited to the extent that doing so would result in the duplication of benefits.

(e)                                  Parent shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to Closing, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.

(f)                                   Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any Company Plan or any other benefit or compensation plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date.  In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.  The parties acknowledge and agree that all provisions contained in this Section 5.10 with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Surviving Corporation or any of their respective Affiliates.

Section 5.11                             Notification of Certain Matters.

(a)                                 The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the applicable conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the applicable conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11(a) shall not (x) limit or otherwise affect any remedies available to Parent or the Company or (y) cure any breach of the representations, warranties, covenants, obligations or conditions contained in this Agreement, as the case may be.

(b)                                 The Company shall give prompt notice to Parent of any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract. In addition, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other material communication received by such party from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.11(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.

Section 5.12                             Stockholder Litigation.  The Company shall promptly (and in any event, within two (2) Business Days) advise Parent of any Action commenced or, to the Knowledge of the Company, has been threatened to be commenced after the date hereof against the Company or any of its directors by any Company Stockholder (whether on its or their own behalf or on behalf of the Company) relating to or arising out of this Agreement or any of the transactions contemplated hereby, including the Merger (any such Action, “Stockholder Litigation”), and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to review and comment on all filings and responses to be made by the Company in connection with (which such comments the Company will in good faith take into account), and to participate and consult with the Company regarding the defense or settlement of, any Stockholder Litigation and shall consider Parent’s views with respect to any Stockholder Litigation.  The Company shall not settle, compromise or enter into any arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any Stockholder Litigation without the prior written consent of Parent; provided, that the prior written consent of Parent shall not be required for any such settlement, compromise, arrangement, order or judgment that does not (x) require any monetary payment to be made directly or indirectly by the Company, other than the payment of de minimis amounts (for the avoidance of doubt, any payments by the Company’s Director and Officer liability insurance carriers shall not be considered a monetary payment to be made directly or indirectly by the Company), (y) include an admission of liability or wrongdoing on the part of the Company or any of its directors or (z) directly or indirectly impose any other obligations on the Company or any of its Subsidiaries other than customary administerial requirements.  For the avoidance of doubt, nothing contained herein shall be deemed to be a limitation on the right of the Company to honor obligations of indemnification to the Company’s directors in accordance with the terms thereof.  Prior to the Effective Time, Parent shall not enter into any settlement agreement, or permit entry of any order or judgment, in respect of any Stockholder Litigation without the prior written consent of the Company, which consent may not be unreasonably withheld, conditioned or delayed.

Section 5.13                             Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14                             Debt Financing.

(a)                                 Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing on the conditions (including to the full exercise of any “flex” terms) no less favorable to Parent and Merger Sub than the conditions described in the Financing Commitment Letters, including, but not limited to, using reasonable best efforts to (i) maintain in effect the Financing Commitment Letters, (ii) satisfy on a timely basis all conditions that are in the control of Parent and its Subsidiaries in the Financing Commitment Letters (taking into account the expected timing of the Marketing Period) or obtain a waiver of such conditions, (but in each case excluding any conditions where the failure to be so satisfied is a result of the Company’s failure to furnish information required under this Agreement or the Company’s material breach of any of its other obligations under this Agreement) and comply in all material respects with its obligations thereunder and (iii) diligently and in good faith enforce its rights under the Financing Commitment Letters.

(b)                                 In the event that all conditions to the Financing have been satisfied, the Marketing Period has expired and all of the conditions to Closing hereunder have been satisfied, Parent shall use its reasonable best efforts to cause the Financing to be funded on the Closing Date.

(c)                                  Parent shall not have the right to amend, replace, supplement or otherwise modify, or consent to or waive any provision or any of its rights under, the Financing  Commitment Letters if such amendment, replacement, supplement, modification, consent or waiver would (i) reduce the aggregate amount of the Financing from that contemplated in the Financing Commitment Letters to an amount less than the Required Amount, (ii) impose new or additional conditions or otherwise expand upon the conditions precedent to the Financing as set forth in the Financing Commitment Letters or modify the terms of the Financing (other than as permitted herein), in each case in a manner that would reasonably be expected to (x) prevent or materially impede or materially delay the timely funding of the Required Amount on the Closing Date or (y) materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitment Letters when required pursuant to this Agreement (the new or additional conditions precedent described in this clause (ii) referred to as “Prohibited Conditions”).  Parent shall promptly deliver to the Company a true and complete copy of any such amendment or modification.  References to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 5.14 or any replacement or alternative financing, references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 5.14 or any replacement or alternative debt financing and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.14 or any replacement debt commitment letter.  In no event shall the Parent or Merger Sub have any liability for breach of its covenants or agreements in this Section 5.14 if the Closing occurs.

(d)                                 Parent shall give the Company prompt written notice (but in any event not later than forty-eight (48) hours after the occurrence or discovery thereof) (i) of any breach, default, termination or repudiation by any party to the Financing Commitment Letters of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by such party to the Financing Commitment Letters, of any provisions thereto and (iii) of the occurrence of any event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain the timely funding of the Required Amount on the Closing Date.  As soon as reasonably practicable, but in any event within three (3) Business  Days of the date the Company delivers Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) or (ii) of the immediately preceding sentence.

(e)                                  If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter Parent shall (i) use its reasonable best efforts to arrange and obtain as promptly as reasonably practicable following the occurrence of such event alternative financing (the “Alternative Financing”) from alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which such Alternative Financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions, provided that Parent shall not be required to (x) seek equity financing from any source other than those counterparty to the Equity Commitment Letter, (y) pay any fees in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof or (z) agree to conditionality or economic terms that are less favorable in the aggregate (including any market flex provisions set forth in the fee letter) than those contemplated by the Debt Commitment Letter as in effect on the date hereof and (ii) promptly thereafter, deliver to the Company a true and complete fully executed new financing commitment letter (together with the related fee letter, subject to redaction consistent with Section 4.8(a)) with respect to such Alternative Financing.

(f)                                   Parent acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing (including the Financing or any Alternative Financing) for, or related to, the Merger or any of the transactions contemplated by this Agreement.

Section 5.15                             Financing Cooperation.

(a)                                 Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and Representatives to use their respective reasonable best efforts to provide, to Parent (at Parent’s sole expense) and its Financing Sources all cooperation as may be reasonably requested by Parent, Merger Sub, its Representative or Financing Sources to assist them in arranging and obtaining the Debt Financing to be obtained by Parent or Merger Sub in connection with the Merger no later than the Closing Date, which reasonable best efforts shall include:

(i)                                     participation by senior management and advisors of the Company and its Subsidiaries in a reasonable number of meetings (including customary one-on-one sessions), presentations (including rating agency presentations), road shows, and due diligence sessions with prospective financing sources and rating agencies, in connection with the Debt Financing, including direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the potential lenders and investors for the Debt Financing, on the other hand, in each case upon reasonable prior notice and at times and locations to be mutually agreed;

(ii)                                  assistance with the preparation of and providing information regarding the Company and its Subsidiaries reasonably requested by Parent for rating agency presentations, materials for bank information memoranda, marketing materials and similar documents in connection with the Debt Financing, in each case, reasonably necessary and customarily delivered in connection with debt financings of the type being arranged, including assistance to Parent in connection with Parent’s preparation of pro forma and projected financial information; provided, that the Company shall not be responsible for the preparation of such pro forma and/or projected financial information, which shall be prepared solely by Parent and the Company shall have no liability with respect to such information prepared by Parent;

(iii)                               furnishing Parent reasonably promptly with (x) the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, which shall be accompanied by an unqualified audit opinion of KPMG LLP and pro forma financial information and financial statements of the Company, including those described in paragraphs 4 and 5 of Exhibit D of the Commitment Letter (including post-Closing pro forma adjustments, including those relating to purchase accounting for the transactions contemplated by this Agreement; provided, that the Company shall not be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company), (y) all other information relating to the Company and its Subsidiaries that is necessary to permit the Parent and Merger Sub to prepare the Confidential Information Memorandum (as defined in the Debt Commitment Letter as in effect as of the date of this Agreement) and (z) Representation and Authorization Letters (the materials set forth in this clause (iii), the “Required Financial Information”);

(iv)                              otherwise providing Financing Assistance;

(v)                                 assistance with the negotiation, execution and delivery of definitive financing documents, including credit agreements, guarantee and collateral documents, customary closing certificates (including a customary solvency certificate executed by the Chief Financial Officer of the Company in the form attached to the Debt Commitment Letter), perfection certificates and any schedules thereto as may be required by the Financing Sources and other customary documents as may be reasonably requested by Parent; provided, that such documents (other than the Representation and Authorization Letters) be effective only upon Closing and that the Company shall have no liability with respect to such documents prior to the Closing;

(vi)                              requesting that the administrative agent under the Company Credit Agreement deliver to Parent, prior to the Closing Date, a customary payoff letter in respect of the Company Credit Agreement, which payoff letter shall authorize the release of all Encumbrances securing such indebtedness upon the repayment of outstanding obligations under the Company Credit Agreement; and

(vii)                           taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing; provided that none of the boards of directors (or equivalent bodies) of the Company or its Subsidiaries shall be required to enter into any resolutions or take similar action approving the Debt Financing until the Closing has occurred.

(b)                                 Nothing in this Section 5.15 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Effective Time other than the Representation and Authorization Letters; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.15 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any document or take any action that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Board of Directors of the Company to approve any financing or Contracts related thereto that are effective prior to the Effective Time.

(c)                                  Parent shall promptly, upon request by the Company (and in any event within ten (10) Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Affiliates or Representatives (including reasonable attorneys’ fees and accountants’ fees) in connection with its cooperation contemplated by this Section 5.15.

(d)                                 All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertaking reasonably satisfactory to the Company.

(e)                                  Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, fees, costs, expenses (including attorneys’ fees), interest, awards, judgments, fines, inquiries, penalties suffered or incurred and amounts paid in settlement (collectively, “Losses”) suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Parent in connection with financing the transactions contemplated hereby and any information utilized in connection therewith except with respect to information in respect of the Company and its Subsidiaries supplied by the Company and its Representatives specifically for inclusion or incorporation by reference therein, or to the extent such Losses are caused by the gross negligence or willful misconduct of the Company or any of its Affiliates.  This Section 5.15(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives) who are each third party beneficiaries of this Section 5.15(e).

(f)                                   The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange any Debt Financing.

Section 5.16                             Stock-Exchange De-Listing.  Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17                             Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.18                             280G Matters.  To the extent any “disqualified individual” for purposes of Section 280G of the Code would receive “excess parachute payments” in connection with the Merger, the Company and its Subsidiaries agree to, in cooperation with Parent, use reasonable efforts to reduce or eliminate such excess parachute payments (to the extent permissible), including but not limited to valuing noncompetition agreements and performing a reasonable compensation analysis; provided, that the Company shall not be required to reduce the compensation of any employee of the Company without such employee’s prior written consent.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)                                 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 Antitrust Waiting Periods.  Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)                                  No Injunctions or Restraints.  No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the Merger.

Section 6.2                                    Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization; Standing and Power), Section 4.2 (Capitalization) and Section 4.3 (Authorization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)                                  The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3                                    Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of the Company contained in Section 3.1 (Organization; Standing and Power), Section 3.4 (Authorization), clause (a) of Section 3.8 (Absence of Certain Changes), Section 3.17 (Anti-takeover Statutes) and Section 3.19 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)                                  The representations and warranties of the Company contained in Section 3.2(b), Section 3.2(c) and Section 3.2(e) (Capitalization of the Company) and Section 3.3 (Subsidiaries) shall, as of the date of this Agreement and as of the Closing Date, be true and correct in all respects as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and except in each case for any inaccuracies that are de minimis in the aggregate.

(iii)                               The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except (x) to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date and (y) solely with respect to Section 3.15(c), such exceptions as expressly set forth in Section 3.15(c) of the Company Disclosure Letter), and, in the case of this clause (iii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (iii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d)                                 Company Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

(e)                                  Payoff Indebtedness.  At least three (3) Business Days prior to the Closing Date, the Company shall have provided Parent with payoff letters in respect of all Payoff Indebtedness, in form and substance reasonably satisfactory to Parent and which authorize the release of all Encumbrances securing such Payoff Indebtedness upon the repayment of such Payoff Indebtedness.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub:

(a)                                 by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated by on or before September 5, 2018 (the “Outside Date”); provided, that the Outside Date may be extended for a period of seventy-five (75) days (such seventy-five (75) day period, the “Outside Date Extension Period”) by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(a) or Section 6.1(b) failing to have been satisfied so long as (A) the extending party has represented to the other party that it reasonably believes that the relevant condition will be satisfied during such extension period and (B) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further,  that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the proximate cause of the failure of the conditions set forth in Article VI to be satisfied;

(ii)                                  any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable; or

(iii)                               the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which a final vote thereon was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the party seeking to terminate this Agreement if such party is then in material breach of its obligations under this Agreement;

(c)                                  by the Company,

(i)                                     at any time prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive Company Acquisition Agreement with respect to a Superior Proposal substantially concurrently with such termination after complying with the requirements of Section 5.2(e); provided that, the right of the Company to terminate this Agreement pursuant to this Section 7.1(c)(i) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 7.3, and any purported termination pursuant to this Section 7.1(c)(i) shall be void and of no force and effect if the Company shall not have paid the Company Termination Fee in accordance therewith; or

(ii)                                  provided that, at the time of such termination, the Company is not then in material breach of any representation, warranty, covenant or agreement in, or of its obligations under, this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within forty-five (45) days after written notice thereof shall have been delivered to Parent; or

(iii)                               upon written notice to Parent, if (A) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied or waived, (B) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) Parent and Merger Sub fail to consummate the Merger following the later of (x) three (3) Business Days after the delivery by the Company to Parent of notice pursuant to this Section 7.1(c)(iii), and (y) at the time the Closing should have occurred pursuant to Section 2.4, the Company stood ready, willing and able to effect the Closing through the end of such three (3) Business Day period;

(d)                                 by Parent,

(i)                                     provided that, at the time of such termination, neither Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or agreement in, or of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within forty-five (45) days after written notice thereof shall have been delivered to the Company; or

(ii)                                  upon written notice to the Company, prior to the receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company or a committee thereof shall have effected a Company Adverse Recommendation Change, whether or not permitted hereby, or (B) the Company shall have willfully and materially breached its obligations under Section 5.2.

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and of no effect and the obligations of the parties under this Agreement shall terminate, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided, that the obligations set forth in Section 5.4(d)

(Confidentiality), this Section 7.2 and Section 7.3 (Payments; Remedies), as well as Article VIII (General), shall survive any termination of this Agreement.  Notwithstanding the foregoing, and subject to Section 7.3, the Company shall not be relieved or released from any liabilities or damages arising out of its knowing or intentional breach of any representations or warranties in this Agreement or any material breaches of any covenants or agreements in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Guaranty, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3                                    Payments; Remedies.

(a)                                 Company Termination Fee.

(i)                                     In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then the Company shall pay Parent substantially concurrently with such termination pursuant to Section 7.1(c)(i) a one-time fee equal to Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) (the “Company Termination Fee”).

(ii)                                  In the event that (A) prior to the Company Stockholders’ Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken, Parent terminates this Agreement pursuant to Section 7.1(d)(ii)(A), or (B) Parent terminates this Agreement pursuant to Section 7.1(d)(ii)(B) then the Company shall pay Parent within two (2) Business Days of the date of such termination a one-time fee equal to the Company Termination Fee.

(iii)                               In the event that (A) this Agreement is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i)(B), (B) at any time prior to the termination of this Agreement (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Company Stockholders’ Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken), an Alternative Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or the Board of Directors of the Company, and (C) within twelve (12) months after the date of such termination, the Company enters into any definitive agreement in respect of an Alternative Transaction Proposal for which the transaction contemplated thereby is subsequently consummated (regardless if consummated after such twelve (12) month period), or the Company otherwise consummates any other such transaction, then the Company shall pay Parent, within two (2) Business Days of the date such transaction is consummated, a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (ii), each reference to “20%” in the definition of Alternative Transaction Proposal shall be deemed to be references to “50%”).

(iv)                              The Company Termination Fee or Parent Expenses, if any and as applicable, shall be paid by wire transfer of immediately available funds on the applicable date specified above to an account designated by Parent. Parent shall have the right to assign the right to receive the Company Termination Fee or Parent Expenses to one or more Affiliates of Parent in its sole discretion; provided, that, for the avoidance of doubt, any such assignment shall not in any manner whatsoever affect the parties’ agreements set forth in this Section 7.3.

(b)                                 Parent Termination Fee.  In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall pay the Company a one-time fee equal to Sixty-Three Million Dollars ($63,000,000) (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after any such termination; provided that on and following the date that is ninety (90) days after a termination of this Agreement pursuant to this Article VII (the “Cutoff Date”), neither the Company nor any other Person shall have any right to seek or obtain the Parent Termination Fee unless prior to the Cutoff Date the Company shall have provided written notice to Parent that the Parent Termination Fee is due and owing.

(c)                                  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 7.1(d)(ii)(A) following the Company Stockholders’ Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken, then the Company shall, following receipt of an invoice therefor, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to five million Dollars ($5,000,000) of Parent’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”).

(d)                                 The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if a party fails promptly to pay to the other party any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, such other party commences a suit that results in a judgment against the failing party for the amounts set forth in this Section 7.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.  Each of the parties hereto acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(e)                                  Subject to Parent’s right to seek specific performance set forth in Section 8.12 and right to seek damages pursuant to Section 7.2, (1) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) and the Parent Expenses pursuant to Section 7.3(c) shall be Parent and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of or arising out of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise, and (2) upon payment of the Company Termination Fee, pursuant to the terms hereof, none of Parent, Merger Sub or the Parent Recourse Related Parties shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(f)                                   Subject to the Company’s right to seek specific performance set forth in Section 8.12, (1) the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 7.3(b) and the terms of the Guaranty shall be the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent, Merger Sub, the Guarantors, the Financing Sources, any of their respective Subsidiaries, or Representatives, or any of their former, current or future direct or indirect equity holders, controlling Persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees, representatives or financing sources (any such Person, other than Parent and Merger Sub, a “Parent Recourse Related Party”) for any damages suffered as a result of or arising out of the failure of the transactions contemplated by this Agreement (including the Financing) to be consummated, whether at law or equity, in contract, in tort or otherwise, and (2) upon payment of the Parent Termination Fee, pursuant to the terms hereof, neither the Company nor any of the Company Recourse Related Parties shall have any rights or claims against Parent, Merger Sub, the Financing Sources or the Parent Recourse Related Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent, Merger Sub, the Guarantors and the Financing Sources shall have no further liability to the Company, its Subsidiaries or any of the Company Recourse Related Parties with respect to this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby (including the Financing) (and in no event will the Company, any of its Subsidiaries or any Company Recourse Related Party have any rights or claims against any Parent Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement, the Equity Commitment Letter or the Guaranty). For the avoidance of doubt, in no event shall Parent be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate.

(g)                                  This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made (i) against the entities that are expressly identified as parties hereto and pursuant to, and (ii) in accordance with (x) the terms of the Guaranty, the Equity Commitment Letters or the Confidentiality Agreement, the Guarantors or the other parties thereto, and (y) the terms of the Voting Agreement, the stockholder party thereto.  No other Parent Recourse Related Party or Company Recourse Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Parent Recourse Related Party or Company Recourse Related Party.

ARTICLE VIII
GENERAL

Section 8.1                                    Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.  None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time.  The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 8.2                                    Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to the Company:

CommerceHub, Inc.

201 Fuller Road, 6th Floor

Albany, New York 12203

Attention:                                         General Counsel

E-mail:

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York

Attention:                                         Renee L. Wilm

Jonathan Gordon

Facsimile:                                         (212) 259-2503

E-mail:                                                        renee.wilm@bakerbotts.com

jonathan.gordon@bakerbotts.com

if to Parent, or Merger Sub:

c/o GTCR LLC

300 North LaSalle, Suite 5600

Chicago, Illinois 60654

Attention:                                         Mark M. Anderson

Stephen J. Jeschke

Cameron T. Rouzer

Facsimile:

E-mail:

- and -

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

Attention:  Stefan Kaluzny

Peter Morrow

Facsimile:

E-mail:

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:                                         Stephen L. Ritchie, P.C.

William B. Sorabella

Facsimile:                                         (312) 862-2200

E-mail:                                                        stephen.ritchie@kirkland.com

william.sorabella@kirkland.com

- and -

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, California 90071

Attention:                                         Mikaal Shoaib, P.C.

Sean D. Rodgers, P.C.

Facsimile:                                         (213) 680-8500

E-mail:                                                        mikaal.shoaib@kirkland.com

sean.rodgers@kirkland.com

Section 8.3                                    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.4                                    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except for the Confidentiality Agreement and the Guaranty), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 2.6 (which after the Effective Time are intended to benefit the Company Stockholders), Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Persons), Section 5.15(e) (which is intended to benefit the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives), Section 7.3(d) (which is intended to benefit the Company Recourse Related Parties), Section 7.3(e) (which is intended to benefit the Parent Recourse Related Parties and, to the extent contemplated thereby, each of the Financing Sources), Section 7.3(f) (which is intended to benefit the Parent Recourse Related Parties and Company Recourse Related Parties and each of the Financing Sources, to the extent contemplated thereby) and each of Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.12, Section 8.13 or Section 8.14 (which are intended to benefit each of the Financing Sources, to the extent contemplated thereby) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.5                                    Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that any claim or cause of action (whether in contract, tort or otherwise), against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 8.6                                    Amendments and Supplements.  This Agreement may be amended, modified or supplemented at any time solely by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders or adoption of this Agreement by the sole stockholder of Merger Sub; provided, however, that after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub, no amendment may be made to this Agreement that pursuant to applicable law would require further approval or adoption by the stockholders of the Company or the sole stockholder of Merger Sub without such further approval or adoption; provided, further, that none of Section 7.3(f), Section 7.3(g), Section 8.4, Section 8.5, this Section 8.6, Section 8.7, Section 8.8, Section 8.12,

Section 8.13 or Section 8.14 (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) may be amended, supplemented or changed in a manner that is adverse to any Financing Source, without the prior written consent of such Financing Source. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by, or on behalf of, each of the parties in interest at the time of such amendment.

Section 8.7                                    Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. Notwithstanding the foregoing, no waiver of Section 7.3(f), Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, this Section 8.7, Section 8.8, Section 8.12, Section 8.13 or Section 8.14 (or any other provision of this Agreement to the extent such wavier would waive or modify the substance of any of the foregoing provisions) that is adverse to the interests of any Financing Source will be effective against such Financing Source without the prior written consent of such Financing Source adversely affected thereby.

Section 8.8                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) one or more of its Affiliates, (b) to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that any such assignment by Parent or Merger Sub shall not, nor shall it purport to, relieve Parent, Merger Sub or the Guarantors of any of their respective liabilities or obligations hereunder.  Any assignment in violation of the preceding two sentences shall be void.  Subject to the preceding three sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9                                    Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.11                             Failure or Delay Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12                             Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) only in the event that each of the following conditions has been satisfied: (a) the conditions set forth in Section 6.1 and Section 6.3 other than those conditions that by their nature are to be satisfied at the Closing (provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived at the time Closing would otherwise be required to occur pursuant to Section 2.4 but for the failure of the Equity Financing to be funded, and the conditions set forth in Section 6.1 remain satisfied; (b) the Debt Financing is available to be funded at the Closing and has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing if the Equity Financing is funded; and (c) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company will take such actions as are within its control to effect the Closing. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).  In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 8.12.

Section 8.13                             Waiver of Jury Trial.  EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT COMMITMENT LETTER AND THE DEBT FINANCING), INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OR INVOLVING ANY FINANCING SOURCE, OR THE ACTIONS OF THE COMPANY, PARENT, MERGER SUB OR ANY

FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.14                             Consent to Jurisdiction.  Each of the parties hereto hereby\ (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be heard and determined in the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any claim or cause of action (whether in contract, tort or otherwise), against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Section 8.15                             Incorporation of Exhibits.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.16                             No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GREAT DANE PARENT, LLC

By:	/s/ Stephen Jeschke
Name:	Stephen Jeschke
Title:	Vice President and Secretary

GREAT DANE MERGER SUB, INC.

By:	/s/ Stephen Jeschke
Name:	Stephen Jeschke
Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMMERCEHUB, INC.

By:	/s/ Francis Poore
Name:	Francis Poore
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

List of Omitted Exhibits

The following exhibits to the Merger Agreement, dated as of March 5, 2018, by and among Great Dane Parent, LLC, Great Dane Merger Sub, Inc. and CommerceHub, Inc. have not been provided herein:

Exhibit A — Form of Voting Agreement

Exhibit B — Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C — Form of Bylaws of the Surviving Corporation

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.